Exhibit 99.1

EASTBRIDGE INVESTMENT GROUP CORPORATION

2011 INCENTIVE STOCK OPTION PLAN

1. Purpose. The purpose of this Plan is to advance the interests of EastBridge Investment Group Corporation (the “Company”), by providing an additional incentive to attract, retain and motivate highly qualified and competent persons who are key to the Company, including key employees, consultants, independent contractors, officers and directors, and upon whose efforts and judgment the success of the Company and its subsidiaries is largely dependent, by authorizing the grant of options to purchase Common Stock of the Company pursuant to §421, et seq. of the Code, thereby encouraging stock ownership in the Company by such persons, all upon and subject to the terms and conditions of this Plan. Options granted to non-employees shall not qualify as Incentive Stock Options within the meaning of §422 of the Code but shall be subject to all other terms and conditions of the Plan. The grant of options and the issuance of Shares shall be subject to any further requirements of the Company’s S-8 Stock Plan or such further restrictions approved by the Board, from time to time.

        2. Definitions. As used herein, the following terms shall have the meanings indicated:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean any of the following:

(i) a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Optionee to perform his or her duties as an employee, officer or director of the Company;

(ii) a determination by the Company that there has been a willful breach by the Optionee of any of the material terms or provisions of any employment agreement between such Optionee and the Company;

(iii) any conduct by the Optionee that either results in his or her conviction of a felony under the laws of the United States of America or any state thereof, or of an equivalent crime under the laws of any other jurisdiction;

(iv) a determination by the Company that the Optionee has committed an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or material dishonesty against the Company, its properties or personnel;

(v) any act by the Optionee that the Company determines to be in willful or wanton disregard of the Company’s best interests, or which results, or is intended to result, directly or indirectly, in improper gain or personal enrichment of the Optionee at the expense of the Company;

(vi) a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Optionee to comply with any rules, regulations, policies or procedures of the Company, or that the Optionee has engaged in any act, behavior or conduct demonstrating a deliberate and material violation or disregard of standards of behavior that the Company has a right to expect of its employees; or

(vii) if the Optionee, while employed by the Company, and for two years thereafter, violates a confidentiality and/or noncompete agreement with the Company, or fails to safeguard, divulges, communicates, uses to the detriment of the Company or for the benefit of any person or persons, or misuses in any way, any confidential information regarding the Company or any of its Subsidiaries; provided, however, that if the Optionee has entered into a written employment agreement with the Company which remains effective and which expressly provides for a termination of such Optionee’s employment for “cause,” the term “Cause” as used herein shall have the meaning as set forth in the Optionee’s employment agreement in lieu of the definition of “Cause” set forth in this Section 2(b).

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean the stock option committee appointed by the Board or, if not appointed, the Board.

(e) “Common Stock” shall mean the Company’s common stock, par value $.001 per share.

(f) “Director” shall mean a member of the Board.

(g) “Employee” shall mean any person, including officers, directors, consultants and independent contractors employed by the Company or any parent or Subsidiary of the Company within the meaning of §3401(c) of the Code or the regulations promulgated thereunder.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” of a Share on any date of reference shall be the Closing Price of a share of Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the “Closing Price” of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on The Nasdaq Stock Market (“Nasdaq”), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system, or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the 10 preceding days. If the information set forth in clauses (i) through (iii) above is unavailable or inapplicable to the Company (e.g., if the Company’s Common Stock is not then publicly traded or quoted), then the “Fair Market Value” of a Share shall be the fair market value (i.e., the price at which a willing seller would sell a Share to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of a Share on the business day immediately preceding such date as the Committee in its sole and absolute discretion shall determine in a fair and uniform manner.

(j) “Incentive Stock Option” shall mean an Incentive Stock Option as defined in §422 of the Code.

(k) “Non-Statutory Stock Option” or “Nonqualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

(l) “Officer” shall mean the Company’s chairman, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice- president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase “policy-making function” does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an “executive officer” pursuant to Item 401(b) of Regulation S-K (17 C.F.R. § 229.401(b)) shall be only such person designated as an “Officer” pursuant to the foregoing provisions of this paragraph.

(m) “Option” (when capitalized) shall mean any stock option granted under this Plan.

(n) “Optionee” shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

(o) “Plan” shall mean this 2011 Incentive Stock Option Plan of the Company, which Plan shall be effective upon approval by the Board, subject to approval, within 12 months before or after the date thereof by holders of a majority of the issued and outstanding Common Stock. Approval by a majority of the issued and outstanding Common Stock shall constitute approval by the Company’s shareholders.

(p) “Share” or “Shares” shall mean a share or shares, as the case may be, of the Common Stock, as adjusted in accordance with Section 10 of this Plan, to be distributed pursuant to the Plan.

(q) “Subsidiary” shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Shares and Options. Subject to adjustment in accordance with Section 10 hereof, the Company may issue up to Thirty Million (30,000,000) Shares from Shares held in the Company’s treasury or from authorized and unissued Shares through the exercise of Options issued pursuant to the provisions of this Plan. If any Option granted under this Plan shall terminate, expire, or be canceled, forfeited or surrendered as to any Shares, the Shares relating to such lapsed Option shall be available for issuance pursuant to new Options subsequently granted under this Plan. Upon the grant of any Option hereunder, the authorized and unissued Shares to which such Option relates shall be reserved for issuance to permit exercise under this Plan. Subject to the provisions of Section 14 hereof, an Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option, and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan. Any Option granted hereunder to an Employee shall be an Incentive Stock Option unless stated otherwise on the grant.

4. Limitations. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Code §422(b) are exercisable for the first time by any individual during any calendar year exceeds $100,000.

5. Conditions for Grant of Options.

(a) Each Option shall be evidenced by a Grant of Option Agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

(b) In granting Options, the Committee shall take into consideration the contribution the person has made, or is expected to make, to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may, from time to time, in granting Options under this Plan, prescribe such terms and conditions concerning such Options as it deems appropriate, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein; provided, however, that, to the extent not cancelled pursuant to Section 9(b) hereof, upon a Change in Control, any Options that have not yet vested, may, in the sole discretion of the Committee, vest upon such Change in Control.

(c) Neither this Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continuance of employment (or related salary and benefits) by the Company or its Subsidiaries.

6. Exercise Price. The exercise price per Share of any Option shall be any price determined by the Committee but in no event shall the exercise price per Share of any Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted and, in the case of an Incentive Stock Option granted to a 10% or greater stockholder, the per Share exercise price will not be less than 110% of the Fair Market Value. Re-granted Options, or Options which are canceled and then re-granted covering such canceled Options, will, for purposes of this Section 6, be deemed to have been granted on the date of the re-granting.

7. Exercise of Option.

(a) An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, (iii) the Optionee has agreed to be bound by the terms, provisions and conditions of any applicable shareholders’ agreement, and (iv) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of the amount that is necessary for the Company or the Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. The exercise of Options by an Employee is not subject to federal withholding, FICA or medicare taxes to the extent the Fair Market Value (or 110% of the Fair Market Value in the case of 10% or greater shareholders) is $100,000 or less. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased pursuant to the exercise of such Option shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. The Company in its sole discretion may, on an individual basis or pursuant to a general program established by the Committee in connection with this Plan, lend money to an Optionee to exercise all or a portion of the Option granted hereunder. If the exercise price is paid in whole or part with the Optionee’s promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the rate of interest payable by the Company to its principal lender or the mid term rate under the Internal Revenue Code, as determined by the Committee, and (iv) contain such other terms as the Committee in its sole discretion shall require.

(b) No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

(c) Any Option may, in the discretion of the Committee, be exercised pursuant to a “cashless” or “net issue” exercise. In lieu of exercising the Option as specified in subsection (a) above, the Optionee may pay in whole or in part with Shares, the number of which shall be determined by dividing (a) the aggregate Fair Market Value of such Shares otherwise issuable upon exercise of the Option minus the aggregate Exercise Price of such Option by (b) the Fair Market Value of one such Share, or the Optionee may pay in whole or in part through a reduction in the number of Shares received through the exercise of the Option equal to the quotient of the (a) aggregate Fair Market Value of all the Shares issuable upon exercise of the Option minus the aggregate Exercise Price of such Option (b) divided by the Fair Market Value of one such share. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised.

8. Exercisability Options. Any Option shall become exercisable in such amounts, at such intervals, upon such events or occurrences and upon such other terms and conditions as shall be provided in an individual Grant of Option Agreement evidencing such Option, except as otherwise provided in Section 5(b) or this Section 8.

(a) The expiration date(s) of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

(b) Unless otherwise expressly provided in any Option as approved by the Committee, an Option can be exercised no earlier than six months after the date of grant, and if and only if Optionee is in the employ of the Company on such date.

9. Termination of Option Period.

(a) Unless otherwise expressly provided in any Option, the unexercised portion of any Option shall automatically and without notice immediately terminate and become forfeited, null and void at the time of the earliest to occur of the following:

(i) three months after the date on which the Optionee’s employment is terminated for any reason other than by reason of (A) Cause, (B) the termination of the Optionee’s employment with the Company by such Optionee following less than 60 days’ prior written notice to the Company of such termination (an “Improper Termination”), (C) a mental or physical disability (within the meaning of §22(e) of the Code) as determined by a medical doctor satisfactory to the Committee, or (D) death;

(ii) immediately upon (A) the termination by the Company of the Optionee’s employment for Cause, or (B) an Improper Termination;

(iii) one year after the date on which the Optionee’ s employment is terminated by reason of a mental or physical disability (within the meaning of Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee or the later of three months after the date on which the Optionee shall die if such death shall occur during the one-year period specified herein; or

(iv) the later of (a) one year after the date of termination of the Optionee’s employment by reason of death of the employee, or (b) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 9(a)(iii) hereof.

(b) The Committee in its sole discretion may, by giving written notice (“cancellation notice”), cancel effective upon the date of the consummation of any corporate transaction described in Subsection 10(d) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

(c) Upon termination of Optionee’s employment as described in this Section 9, or otherwise, any Option (or portion thereof) not previously vested or not yet exercisable pursuant to Section 8 of this Plan or the vesting schedule set forth in such Option shall be immediately canceled.

10. Adjustment of Shares.

(a) If at any time while this Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares (other than any such exchange or issuance of Shares through which Shares are issued to effect an acquisition of another business or entity or the Company’s purchase of Shares to exercise a “call” purchase option), then and in such event:

(i) appropriate adjustment shall be made in the maximum number of Shares available for grant under this Plan, so that the same percentage of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned;

(ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price; and

(iii) such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

(b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee’s sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsection 10(d) hereof, or otherwise.

(c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or underwritten sale, or upon the exercise of rights or warrants to subscribe therefor or purchase such Shares, or upon conversion of obligations of the Company into such Shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.

(d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company or to which the Company is a party; (iii) any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Options; (iv) any purchase or issuance by the Company of Shares or other classes of common stock or common equity securities; (v) the dissolution or liquidation of the Company; (vi) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

(e) The Optionee shall receive written notice within a reasonable time prior to the consummation of such action advising the Optionee of any of the foregoing. The Committee may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option.

11. Transferability. No Option or stock appreciation right granted hereunder shall be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Optionee other than by will or the laws of descent and distribution, and no Option or stock appreciation right shall be exercisable during the Optionee’s lifetime by any person other than the Optionee.

12. Issuance of Shares. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

(i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

(ii) an agreement and undertaking to comply with all of the terms, restrictions and provisions set forth in any then applicable Shareholders’ Agreement relating to the Shares, including, without limitation, any restrictions on transferability, any rights of first refusal and any option of the Company to “call” or purchase such Shares under then applicable agreements, and

(iii) any restrictive legend or legends, to be embossed or imprinted on Share certificates, that are, in the discretion of the Committee, necessary or appropriate to comply with the provisions of any securities law or other restriction applicable to the issuance of the Shares.

13. Stock Appreciation Rights. The Committee may grant stock appreciation rights to Employees, either alone or in tandem with Options that have been or are granted under the Plan or with respect to a number of Shares on which an Option is not granted. A stock appreciation right shall entitle the holder to receive, with respect to each Share as to which the right is exercised, payment in an amount equal to the excess of the Share’s Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment may be made in cash or in Shares valued at the Fair Market Value as of the date of surrender, or partly in cash and partly in Shares, as determined by the Committee in its sole discretion. The Committee may establish a maximum appreciation value payable for stock appreciation rights.

14. Restricted Stock Awards. The Committee may grant restricted stock awards under the Plan in Shares or denominated in units of Shares. The Committee, in its sole discretion, may make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, cash-flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

1. Issuance. Restricted stock may be issued either alone or in conjunction with other awards. The Board will determine the time or times within which restricted stock may be subject to forfeiture, and all other conditions of such awards.

2. Awards and Certificates. The award agreement evidencing the grant of any restricted stock will contain such terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion. The prospective grantee of an award of restricted stock will not have any rights with respect to such award, unless and until such recipient has executed an award agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award. The purchase price for restricted stock may, but need not, be zero. A share certificate will be issued in connection with each award of restricted stock. Such certificate will be registered in the name of the grantee receiving the award, and will bear the following legend and/or any other legend required by this Plan, the award agreement, any stockholders agreement, if any, or by applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE EASTBRIDGE INVESTMENT GROUP CORPORATION 2011 INCENTIVE OPTION PLAN AND AN AGREEMENT ENTERED INTO BETWEEN [THE GRANTEE] AND EASTBRIDGE (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND FORFEITURE CONDITIONS). COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF EASTBRIDGE AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Share certificates evidencing restricted stock will be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any restricted stock award, the grantee may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

3. Restrictions and Conditions. The restricted stock awarded pursuant to this Section 14 will be subject to the following restrictions and conditions:

1. During a period commencing with the date of an award of restricted stock and ending at such time or times as specified by the Board (the “Restriction Period”), the grantee will not be permitted to sell, transfer, pledge, assign or otherwise encumber restricted stock awarded under the Plan. The Board may condition the lapse of restrictions on restricted stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

2. Except as provided in this paragraph (ii) or Section 14 (c)(i), once the grantee has been issued a certificate or certificates for restricted stock, the grantee will have, with respect to the restricted stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash distributions or dividends. Any distributions or dividends paid in the form of securities with respect to restricted stock will be subject to the same terms and conditions as the restricted stock with respect to which they were paid, including, without limitation, the same Restriction Period.

3. Subject to the applicable provisions of the award agreement, if a grantee’s service with the Company and its Subsidiaries terminates prior to the expiration of the Restriction Period, all of that grantee’s restricted stock which then remain subject to forfeiture will then be forfeited automatically.

4. If and when the Restriction Period expires without a prior forfeiture of the restricted stock subject to such Restriction Period, the certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 14 (b) applicable to such lapsed restrictions, and such new certificates will be promptly delivered to the grantee, the grantee’s representative (if the grantee has suffered a disability), or the grantee’s estate or heir (if the grantee has died).

15. Administration of this Plan.

(a) This Plan shall be administered by the Committee, which shall consist of not less than two Directors. The Committee shall have all of the powers of the Board with respect to this Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

(b) Subject to the provisions of this Plan, the Committee shall have the authority, in its sole discretion, to: (i) grant Options, (ii) determine the exercise price per Share at which Options may be exercised, (iii) determine the Optionees to whom, and time or times at which, Options shall be granted, (iv) determine the number of Shares to be represented by each Option, (v) determine the terms, conditions and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option, (vi) defer (with the consent of the Optionee) or accelerate the exercise date of any Option, and (vii) make all other determinations deemed necessary or advisable for the administration of this Plan, including re-pricing, canceling and re-granting Options.

(c) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee’s determinations and its interpretation and construction of any provision of this Plan shall be final, conclusive and binding upon all Optionees and any holders of any Options granted under this Plan.

(d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting of the Committee or (ii) without a meeting by the unanimous written approval of the members of the Committee.

(e) No member of the Committee, or any Officer or Director of the Company or its Subsidiaries, shall be personally liable for any act or omission made in good faith in connection with this Plan.

16. Incentive Options for 10% or Greater Shareholders. Notwithstanding any other provisions of this Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under §424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its Subsidiary) at the date of grant unless the exercise price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of 10 years from the date such Option is granted.

17. Interpretation.

(a) This Plan shall be administered and interpreted so that all Incentive Stock Options granted to Employees under this Plan will qualify as Incentive Stock Options under Section 422 of the Code. Options granted to persons other than Employees or Options that do not qualify as Incentive Stock Options shall constitute Non Qualified Stock Options. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, and this Plan shall be construed and enforced as if such provision had never been included in this Plan.

(b) This Plan shall be governed by the laws of the State of Arizona.

(c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan or affect the meaning or interpretation of any part of this Plan.

(d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

(e) Time shall be of the essence with respect to all time periods specified for the giving of notices to the company hereunder, as well as all time periods for the expiration and termination of Options in accordance with Section 9 hereof (or as otherwise set forth in an option agreement).

18. Amendment and Discontinuation of this Plan. Either the Board or the Committee may from time to time amend this Plan or any Option without the consent or approval of the stockholders of the Company; provided, however, that, except to the extent provided in Section 9, no amendment or suspension of this Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

19. Termination Date. This Plan shall terminate ten years after the date of adoption by the Board of Directors.

20. Effect of Disqualifying Disposition. If the transfer of a share of stock to an individual pursuant to his exercise of an option would otherwise meet the requirements of §422 (a) or §423 (a) of the Code except that there is a failure to meet any of the holding period requirements of §422 (a)(1) or §423 (a)(1) of the Code, then any increase in the income of such individual or deduction from the income of his employer corporation for the taxable year in which such exercise occurred attributable to such disposition, shall be treated as an increase in income or a deduction from income in the taxable year of such individual or of such employer corporation in which such disposition occurred. No amount shall be required to be deducted and withheld under chapter 24 of the Code with respect to any increase in income attributable to a disposition described in the preceding sentence.

21. Compliance With Laws, etc.

(a) Notwithstanding the foregoing, in no event shall a Optionee be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange, inter-dealer quotation system or other recognized securities quotation system on which the securities of the Company are listed, quoted or traded.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant option awards and to issue and sell shares of Common Stock upon exercise of the option awards; provided, however, that this undertaking shall not require the Company to register under the Plan any option award or any Common Stock issued or issuable pursuant to any such option award under the Securities Act. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such option awards unless and until such authority is obtained.

22. Governing Law.

The Plan and all awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Arizona, without regard to the application of the principles of conflicts of laws of Arizona or any other jurisdiction.